                                                                     EXHIBIT 2.1
                               EXCHANGE AGREEMENT

     THIS EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement"), is entered into as of this 22nd day of April 1999, by and among Norske Energy Corp., a Delaware corporation ("Norske"), Synoptech Solutions Group, Inc., a Nevada corporation ("Synoptech"), those persons identified in Schedule A-1 attached hereto who are the beneficial owners of 6,596,342 shares of common stock of Synoptech ("Common Stock"), which constitutes 100% of the outstanding capital stock of Synoptech ("Synoptech Shareholders"), those persons identified in Schedule A-2 attached hereto who are the holders of Synoptech Common Stock purchase warrants ("Warrants") having the right to purchase a total of 2,546,999 shares of Synoptech Common Stock, and those persons identified in Schedule A-3 attached hereto who are the holders of Synoptech Common Stock purchase options ("Options") having the right to purchase a total of 110,000 shares of Synoptech Common Stock.

                                    PREMISES

     This Agreement provides for the acquisition by Norske of all of the issued and outstanding shares of Synoptech solely in exchange for voting shares of Norske, on the terms and conditions hereinafter provided, all for the purpose of effecting a so-called "tax-free" reorganization pursuant to Sections 368(a)(1)(B) of the Internal Revenue Code of 1954, as amended.

                                   AGREEMENT

     NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

                                   ARTICLE I

                   REPRESENTATIONS, COVENANTS, AND WARRANTIES
                                   OF NORSKE

     As an inducement to, and to obtain the reliance of the Synoptech Shareholders, Norske represents and warrants as follows:

     Section 1.01 ORGANIZATION. Norske is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. Norske has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in Schedule 1.01 are complete and correct copies of the certificate of incorporation, as amended, and bylaws of Norske as in effect on the date hereof. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of the certificate of incorporation or bylaws. Norske has taken all action required by laws, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement. Norske has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, and otherwise to consummate the transactions herein contemplated.

     Section 1.02 CAPITALIZATION. The authorized capitalization of Norske consists of 50,000,000 shares of common stock, $.001 par value per share, of which 6,307,358 shares are currently issued and outstanding. A shareholder list is set forth in Schedule 1.02. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person. There are no options, warrants, rights or convertible securities outstanding to purchase any capital stock of Norske, except as set forth in Schedule 1.02.

     Section 1.03 SUBSIDIARIES AND PREDECESSOR CORPORATIONS. Norske does not have any subsidiaries and does not own, beneficially or of record, any shares of any other corporation.

     Section 1.04  FINANCIAL STATEMENTS.

          (a) Included in Schedule 1.04(a) are the unaudited financial statements of Norske for each of its last two fiscal years ended March 31, 1999.

          (b) All such financial statements have been prepared in accordance with generally accepted accounting principles. The audited balance sheet presents fairly as of its date the financial condition of Norske. Norske did not have, as of the date of such balance sheet, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto, prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Norske in accordance with generally accepted accounting principles. The statements of income, stockholders' equity, and changes in financial condition reflect fairly the information required to be set forth therein by generally accepted accounting principles.

          (c) Norske has not filed any state, federal, or local income tax returns required to be filed by it from inception to the date hereof. Norske does not owe any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) through the date hereof, for which Norske may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity. Furthermore, except as accruing in the normal course of business, Norske does not owe any accrued and unpaid taxes to date of this Agreement.

          (d) The books and records, financial and otherwise, of Norske are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

          (e) Norske has good and marketable title to its assets and, except as set forth in the financial statements of Norske or the notes thereto, have no material contingent liabilities, direct or indirect, matured or unmatured.

     Section 1.05 INFORMATION. The information concerning Norske set forth in this Agreement and in Schedules attached hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     Section 1.06 OPTIONS OR WARRANTS. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued Norske Common Stock, except as described in Schedule 1.02.

     Section 1.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in this Agreement, since March 31, 1999:

          (a) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of Norske; or (ii) any damage, destruction, or loss to Norske (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Norske;

          (b) Norske has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Norske;
     (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transaction; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

          (c) Norske has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent); (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Norske balance sheet; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Norske; or (v) except as reflected on Schedule 1.02, issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

          (d) to the best knowledge of the Norske Shareholder, Norske has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of Norske.

     Section 1.08 TITLE AND RELATED MATTERS. Norske has good and marketable title to all of its properties, inventory, interests in properties, and assets, real and personal, which are reflected in the most recent balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except
(a) statutory liens or claims not yet delinquent; and (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties. Norske owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with Norske's business. No third party has any right to, and Norske has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, tradenames, or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of Norske or any material portion of its properties, assets, or rights.

     Section 1.09 LITIGATION AND PROCEEDINGS. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of Norske after reasonable investigation, threatened by or against Norske or affecting Norske or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Norske does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

     Section 1.10  CONTRACTS.

          (a) Except for Media Communications, there are no material contracts, agreements, franchises, license agreements, or other commitments to which Norske is a party or by which it or any of its assets, products, technology, or properties are bound;

          (b) All contracts, agreements, franchises, license agreements, and other commitments to which Norske is a party or by which its properties are bound and which are material to the operations of Norske taken as a whole are valid and enforceable by Norske in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

          (c) Norske is not a party to or bound by, and the properties of Norske are not subject to, any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Norske can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of Norske; and

          (d) Norske is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation, other than one on which Norske is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate do not exceed more than one year or providing for payments in excess of $1,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of Norske or (viii) contract, agreement, or other commitment involving payments by it of more than $1,000 in the aggregate.

     Section 1.11 MATERIAL CONTRACT DEFAULTS. Norske is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Norske and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Norske or the Norske Shareholder has not taken adequate steps to prevent such a default from occurring.

     Section 1.12 NO CONFLICT WITH OTHER INSTRUMENTS. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Norske is a party or to which any of its properties or operations are subject.

     Section 1.13 GOVERNMENTAL AUTHORIZATIONS. Norske has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Norske of this Agreement and the consummation by Norske of the transactions contemplated hereby.

     Section 1.14 COMPLIANCE WITH LAWS AND REGULATIONS. Norske has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Norske or except to the extent that noncompliance would not result in the incurrence of any material liability for Norske.

      Section 1.15 INSURANCE. All the insurable properties of Norske are insured in their full replacement value against all risks customarily insured against by persons operating similar properties in localities where such properties are located and under valid and enforceable policies by insurers of recognized responsibility. Such policy or policies containing substantially equivalent coverage will be outstanding on the date of consummation of the transactions contemplated by this Agreement.

     Section 1.16 APPROVAL OF AGREEMENT. The board of directors of Norske has authorized the execution and delivery of this Agreement and has approved the transactions contemplated hereby, and approved the submission of this Agreement and the transactions contemplated hereby to the shareholders of Norske for their approval with the recommendation that the reorganization be accepted if it has been deemed necessary.

     Section 1.17 LABOR RELATIONS. Norske has not had a work stoppage resulting from labor problems. To the knowledge of Norske, no union or other collective bargaining organization is organizing or attempting to organize any employee of Norske.

     Section 1.18 NORSKE SCHEDULES. Norske has delivered to Synoptech a copy of the board of directors' and shareholders' minutes (if applicable) of Norske approving this transaction.

     Section 1.19 STOCKHOLDERS' EQUITY. At Closing, there shall be at least $700,000 of cash in Norske, no liabilities, and stockholders' equity of at least $700,000.

                                   ARTICLE II

                   REPRESENTATIONS, COVENANTS, AND WARRANTIES
                          OF SYNOPTECH'S SHAREHOLDERS

     As an inducement to, and to obtain reliance of Norske, Synoptech Shareholders represent and warrant as follows:


     Section 2.01 OWNERSHIP OF SYNOPTECH SHARES. Each Synoptech Shareholder hereby represents and warrants with respect to itself that it is the legal and beneficial owner of the number of Synoptech shares set forth opposite its name at the foot of this agreement, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and each such shareholder has full right, power, and authority to transfer, assign, convey, and deliver its Synoptech shares; and delivery of such shares at the closing will convey to Norske good and marketable title to such shares free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever.

                                  ARTICLE III

                   REPRESENTATIONS, COVENANTS, AND WARRANTIES
                       OF SYNOPTECH SOLUTIONS GROUP, INC.


     As an inducement to, and to obtain the reliance of Norske, Synoptech represents and warrants as follows:

     Section 3.01 ORGANIZATION. Synoptech is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada. Synoptech has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in Schedule 3.01 are complete and correct copies of the articles of incorporation, as amended, and bylaws of Synoptech as in effect on the date hereof. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of these articles of incorporation or bylaws. Synoptech has taken all action required by laws, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement. Synoptech has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, and otherwise to consummate the transactions herein contemplated.

     Section 3.02 CAPITALIZATION. The authorized capitalization of Synoptech consists of 20,000,000 shares of common stock, $.01 par value per share, of which 6,596,342 shares are currently issued and outstanding, 2,546,999 shares are reserved for issuance upon exercise of currently outstanding warrants with exercise prices ranging from $.50 to $2.13 per share, and 110,000 shares are reserved for issuance upon exercise of currently outstanding options with exercise prices of $1.00 per share. A shareholder list, warrant list and option list are set forth in Schedules A-1, A-2 and A-3. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person. Except as set forth in the Schedules, there are no other options, warrants, rights or convertible securities outstanding to purchase any capital stock of Synoptech.

     Section 3.03 SUBSIDIARIES AND PREDECESSOR CORPORATIONS. Other than the ownership of Prime Net Corporation, Synoptech does not have any other subsidiaries and does not own, beneficially or of record, any shares of any other corporation.

     Section 3.04  FINANCIAL STATEMENTS.

          (a) Included in Schedule 3.04 (a) are unaudited financial statements for each of the last two fiscal years ended December 31, 1998.

          (b) All such financial statements have been prepared in accordance with generally accepted accounting principles. The unaudited balance sheet presents fairly as of its date the financial condition of Synoptech. Synoptech did not have, as of the date of such balance sheet, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto, prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Synoptech in accordance with generally accepted accounting principles. The statements of income, stockholders' equity, and changes in financial condition reflect fairly the information required to be set forth therein by generally accepted accounting principles.

          (c) Synoptech has filed all state, federal, and local income tax returns required to be filed by it from inception to the date hereof. Included in Schedule 3.04(b) are true and correct copies of the federal income tax returns of Synoptech filed since 1996. None of such federal income tax returns have been examined by the Internal Revenue Service. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

          (d) Synoptech does not owe any unpaid federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) through the date hereof, for which Synoptech may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity. Furthermore, except as accruing in the normal course of business, Synoptech does not owe any accrued and unpaid taxes to date of this Agreement.

          (e) The books and records, financial and otherwise, of Synoptech are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

          (f) Synoptech has good and marketable title to its assets and, except as pledged in the ordinary course of business or as set forth in the financial statements of Synoptech or the notes thereto, has no material contingent liabilities, direct or indirect, matured or unmatured.

     Section 3.05 INFORMATION. The information concerning Synoptech set forth in this Agreement and in Schedules attached hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     Section 3.06 OPTIONS OR WARRANTS. Except the warrants and options referred to in Section 3.02, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued Synoptech common stock.

     Section 3.07  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since December 31,
1998:

          (a) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of Synoptech or (ii) any damage, destruction, or loss to Synoptech (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Synoptech;

          (b) Synoptech has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Synoptech; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transaction;
     (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $5,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

          (c) Synoptech has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Synoptech balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $10,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $10,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Synoptech; or (v) except as reflected in Schedule A-1, issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

          (d) to the best knowledge of Synoptech, Synoptech has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of Synoptech.

     Section 3.08 TITLE AND RELATED MATTERS. Synoptech has good and marketable title to all of its properties, inventory, interests in properties, and assets, real and personal, which are reflected in the most recent balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except
(a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) except as pledged in the ordinary course of business.
Except as pledged in the ordinary course of business, Synoptech owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with Synoptech's business. No third party has any right to, and Synoptech has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, tradenames, or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of Synoptech or any material portion of its properties, assets, or rights.

     Section 3.09 LITIGATION AND PROCEEDINGS. Except as set forth in Schedule 3.09, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Synoptech after reasonable investigation, threatened by or against Synoptech or affecting Synoptech or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Synoptech does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

     Section 3.10  CONTRACTS.

          (a) There are no material contracts, agreements, franchises, license agreements, or other commitments to which Synoptech is a party or by which it or any of its assets, products, technology, or properties are bound outside of the ordinary course of business;

          (b) All contracts, agreements, franchises, license agreements, and other commitments to which Synoptech is a party or by which its properties are bound and which are material to the operations of Synoptech taken as a whole are valid and enforceable by Synoptech in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

          (c) Synoptech is not a party to or bound by, and the properties of Synoptech are not subject to, any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may

     (as far as Synoptech can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of Synoptech; and

          (d) Except as incurred in the ordinary course of business or reflected in the most recent Synoptech balance sheet, Synoptech is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation, other than one on which Synoptech is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate do not exceed more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of Synoptech or
     (viii) contract, agreement, or other commitment involving payments by it of more than $10,000 in the aggregate.

     Section 3.11 MATERIAL CONTRACT DEFAULTS. Synoptech is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Synoptech and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Synoptech has not taken adequate steps to prevent such a default from occurring.

     Section 3.12 NO CONFLICT WITH OTHER INSTRUMENTS. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Synoptech is a party or to which any of its properties or operations are subject.

     Section 3.13 GOVERNMENTAL AUTHORIZATIONS. Synoptech has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Synoptech of this Agreement and the consummation by Synoptech of the transactions contemplated hereby.

     Section 3.14 COMPLIANCE WITH LAWS AND REGULATIONS. Synoptech has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Synoptech or except to the extent that noncompliance would not result in the incurrence of any material liability for Synoptech.

      Section 3.15 INSURANCE. All the insurable properties of Synoptech are insured in their full replacement value against all risks customarily insured against by persons operating similar properties in localities where such properties are located and under valid and enforceable policies by insurers of recognized responsibility. Such policy or policies containing substantially equivalent coverage will be outstanding on the date of consummation of the transactions contemplated by this Agreement.

     Section 3.16 APPROVAL OF AGREEMENT. The board of directors of Synoptech has authorized the execution and delivery of this Agreement and has approved the transactions contemplated hereby.

     Section 3.17 LABOR RELATIONS. Synoptech has not had a work stoppage resulting from labor problems. To the knowledge of Synoptech, no union or other collective bargaining organization is organizing or attempting to organize any employee of Synoptech.

     Section 3.18 SYNOPTECH SCHEDULES. Synoptech has delivered to Norske a copy of the board of directors' minutes of Synoptech approving this transaction.

                                   ARTICLE IV

                                PLAN OF EXCHANGE

     Section 4.01 THE EXCHANGE. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 4.05), each of the Synoptech Shareholders hereby agrees to assign, transfer, and deliver to Norske, free and clear of all liens, pledges, encumbrances, charges, restrictions, or known claims of any kind, nature, or description, the number of shares of common stock of Synoptech set after his signature at the foot of this Agreement, in the aggregate constituting all of the issued and outstanding shares of common stock of Synoptech, or 6,596,342 shares, and Norske agrees to acquire such shares on such date by issuing and delivering in exchange therefor solely shares of Norske restricted common stock, par value $0.001, in the amount of 4.08 shares of Norske for each outstanding share of Synoptech, or an aggregate amount of approximately 26,913,074 shares of Norske common stock, or approximately 81% of the outstanding shares of Norske common stock. At the Closing, each of the Synoptech Shareholders shall, on surrender of his certificate or certificates representing such Synoptech shares to the registrar and transfer agent, be entitled to receive a certificate or certificates evidencing shares of the Exchanged Norske Stock as provided herein. Upon the consummation of the transaction contemplated herein, all shares of capital stock of Synoptech shall be held by Norske.

     Section 4.02 EXCHANGE OF WARRANTS AND OPTIONS. In addition to the exchange of stock set forth herein, at the Closing Norske will issue warrants and options to purchase shares of Norske Common Stock to the individuals as described in Schedules A-2 and A-3.

     Section 4.03 APPOINTMENT OF NEW DIRECTORS. In connection with the Closing of the transactions contemplated by this Agreement, the existing directors of Norske shall resign, seriatim, and shall appoint John Frazier Overstoltz and Michael M. Rotolo as directors to fill the vacancies created thereby, to serve until the next annual stockholders' meeting of Norske and their successors shall have been elected and qualified.

     Section 4.04 CLOSING. The closing ("Closing") of the transactions contemplated by this Agreement shall be on a date and at such time as the parties may agree ("Closing Date"), no later than Monday, May 10, 1999 provided that the covenants and conditions set forth in Articles V, VI and VII have been satisfied. Such Closing shall take place at a mutually agreeable time and place.

     Section 4.05 CLOSING EVENTS. At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

     Section 4.06 POST CLOSING ADJUSTMENTS. Norske has agreed to provide Synoptech and the Synoptech Shareholders certain indemnification, as more fully described in Section 5.07. Norske hereby acknowledges and agrees that in the event that Synoptech or Synoptech Shareholders are entitled to a claim of indemnification, Synoptech on a pro-rata basis is entitled to, among pursuing other legal rights and remedies, issue additional shares of Norske Common Stock to the Synoptech Shareholders (as determined prior to Closing) and to the exclusion of the Norske shareholders (as determined prior to Closing) in amounts and determinations made by the then Board of Directors of Norske.


                                   ARTICLE V

                               SPECIAL COVENANTS

     Section 5.01 BOARD OF DIRECTORS ACTION BY NORSKE. Prior to the Closing, the Board of Directors of Norske shall:

          (a) effect the authorization and approval of this Agreement and the transactions contemplated thereby;

          (b) effect the action described in Section 4.03; and

          (c) take such other actions as the directors may determine are appropriate.

     Section 5.02 ACCESS TO PROPERTIES AND RECORDS. Norske and Synoptech will each afford to the officers and authorized representatives of the other full access to the properties, books, and records of each other as the case may be, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of each other, as the case may be, as the other shall from time to time reasonably request.

     Section 5.03 DELIVERY OF BOOKS AND RECORDS. At the Closing, each company shall deliver each other the originals of the corporate minute books, books of account, contracts, records, and all other books or documents now in each company's possession or its representatives.

     Section 5.04 SPECIAL COVENANTS AND REPRESENTATIONS REGARDING THE EXCHANGED STOCK. The consummation of this Agreement and the transactions herein contemplated, including the issuance of the Exchanged Norske Stock to the shareholders of Synoptech as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the Synoptech Shareholders acquire such securities. In connection with reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, at the Closing the Synoptech Shareholders shall deliver to Norske letters of representation in the form attached hereto as Schedule 5.04.

     Section 5.05 THIRD PARTY CONSENTS AND CERTIFICATES. Norske and Synoptech agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein and therein contemplated.

     Section 5.06  ACTIONS PRIOR TO CLOSING.

          (a) From and after the date of this Agreement until the Closing Date and except as set forth in the Agreement or Schedules attached hereto or as permitted or contemplated by this Agreement, Norske and Synoptech respectively, will each:

            (i) carry on its business in substantially the same manner as it has heretofore;

            (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

            (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

            (iv) perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

            (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

            (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

          (b) From and after the date of this Agreement until the Closing Date, neither Synoptech nor Norske will:

            (i) make any change in their articles of incorporation (except as provided for in Section 5.01) or bylaws;

            (ii) take any action described in section 1.07 in the case of Norske, or in section 3.07, in the case of Synoptech (all except as permitted therein or as disclosed in the applicable party's schedules); or

            (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services.

     Section 5.07  INDEMNIFICATION.

          (a) Synoptech hereby agrees to indemnify Norske and each of the officers, agents and directors of Norske as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III of this Agreement. The indemnification, as well as the rights and remedies thereto, provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

          (b) Norske hereby agrees to indemnify Synoptech, the Synoptech Shareholders, and each of the officers, agents and directors of Synoptech as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article I of this Agreement. The indemnification, as well as the rights and remedies thereto, provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

     Section 5.08 REVERSE SPLIT. The Board of Directors of Synoptech (prior to the Closing of this Agreement) which will initially constitute the Board of Directors of Norske upon consummation of this Agreement, hereby agrees not to effect a reverse split in connection with the Norske Common Stock for a period of 60 days from the Closing, unless the shares of Norske Common Stock fail to trade at or above $1.00 per share for a period of 10 consecutive business days, commencing 10 days after the Closing.

                                   ARTICLE VI

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF NORSKE

     The obligations of Norske under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     Section 6.01 ACCURACY OF REPRESENTATIONS. The representations and warranties made by Synoptech in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Synoptech shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Synoptech prior to or at the Closing. Norske shall be furnished with a certificate, signed by a duly authorized officer of Synoptech and dated the Closing Date, to the foregoing effect.

     Section 6.02 GOOD STANDING. Norske shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that Synoptech is in good standing as a corporation in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

     Section 6.03 OTHER ITEMS. Norske shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Norske may reasonably request in order to satisfy due diligence concerns.

                                  ARTICLE VII

                CONDITIONS PRECEDENT TO OBLIGATIONS OF SYNOPTECH
                         AND THE SYNOPTECH SHAREHOLDERS

     The obligations of Synoptech and the Synoptech Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     Section 7.01 ACCURACY OF REPRESENTATIONS. The representations and warranties made by Norske in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Norske shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Norske prior to or at the Closing. Synoptech shall have been furnished with a certificate, signed by a duly authorized executive officer of Norske and dated the Closing Date, to the foregoing effect.

     Section 7.02 GOOD STANDING. Synoptech shall have received a certificate of good standing from the Secretary of State of the state of Delaware or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that Norske is in good standing as a corporation in the State of Delaware and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

     Section 7.03   FINANCING.   Norske shall have completed a financing
effected in March and April 1999 to New York and Offshore investors compliant with Rule 504 of Regulation D, as promulgated under the Securities Act of 1933, as amended, as well as with applicable state securities laws, resulting in gross proceeds of not less than $600,000.

     Section 7.04   OTHER ITEMS.

          (a) Synoptech shall have received a shareholders and option list of Norske containing the name, address, and number of shares and options held by each Norske shareholder and option holder as of the date of Closing certified by an executive officer of Norske as being true, complete, and accurate.

          (b) Synoptech shall have received bank confirmation evidencing compliance with Section 1.20 (including "good funds" status of such money)and bank cards appointing John S. Frazier (or John Frazier Overstoltz) as sole signatory.

          (c) Synoptech shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Synoptech may reasonably request in order to satisfy due diligence concerns.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.01 BROKERS. Norske and Synoptech agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement.
Synoptech and   Norske each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finders' fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

     Section 8.02 GOVERNING LAW. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Texas.

     Section 8.03 NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:


          If to Norske to:          Charles McLaughlin
                                    Norske Energy Corp.
                                    50 Broadway, Suite 2300
                                    New York, New York 10004

          With copies to:           Gerry Adler
                                    Bondy & Schloss
                                    6 East 43/rd/ Street
                                    New York, New York 10007

          If to Synoptech to:       John Frazier Overstoltz
                                    Synoptech Solutions Group, Inc.
                                    6060 Richmond, Suite 190
                                    Houston, Texas 77057

          With copies to:           Thomas C. Pritchard, Esq.
                                    Brewer & Pritchard
                                    1111 Bagby, Suite 2450
                                    Houston, Texas 77002

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

     Section 8.04 ATTORNEY'S FEES. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

     Section 8.05 CONFIDENTIALITY. Each party hereto agrees with the other parties that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director, or employee, or from any books or records or from personal inspection, os such other party, and shall not use such data or information or disclose the same to others, except
(i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

     Section 8.06 SCHEDULES; KNOWLEDGE. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

     Section 8.07 THIRD PARTY BENEFICIARIES. This contract is solely between Norske and Synoptech and the Synoptech Shareholders, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

     Section 8.08 ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties relating to the subject matter hereof, including this Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

     Section 8.09 SURVIVAL; TERMINATION. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

     Section 8.10 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     Section 8.11 AMENDMENT OR WAIVER. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.


                                    NORSKE ENERGY CORP.


                                    By:____________________________________
                                       ________________________, President



                                     SYNOPTECH SOLUTIONS GROUP, INC.



                                      By: /s/ John Frazier Overstoltz
                                          _________________________________
                                          John Frazier Overstoltz, Chief
                                          Executive Officer



                                    SYNOPTECH SOLUTIONS GROUP, INC.
                                    SHAREHOLDERS


                                    _______________________________________

                                    By: ___________________________________